NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS (713(713) 996-47

DXP ENTERPRISES FILES 10K/A AND ISSUES PRESS RELEASE

•Immaterial changes in Sales
•Increase in Net Income in 2018, 2019 and slight decrease in 2020
•Positive Balance Sheet impacts

Houston, TX – October 21, 2021 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced the filing of the Company’s 10K/A and comments on becoming current with subsequent filings.

Kent Yee, CFO remarked, “When I became CFO in mid-2017, our team set out to improve the processes, resources and talents of DXP’s finance and accounting function. Thus far, we have been successful in these efforts but we always have room to grow and the best is ahead. Change is not an event but a process. Early on, we transitioned the accounts payable process from primarily being manual to becoming more automated based upon our high invoice activity. In Q1 of 2019, we went live with a full procure-to-pay platform to assist DXP in handling purchase order backed, non-purchase order and employee expense activity. As a part of this initiative, we had to address and validate all existing and known liabilities. We have come to the end of that process and as a result we ended with a restatement and material weaknesses. Over 77 percent of the unvouchered purchase order receipts being written off are associated with balances from Q1 2019 and prior. While we wish we could have gone through the process in a timelier manner, DXP respects the accounting and auditor procedures, in a situation of this kind.”

Gene Padgett, CAO commented, “While a restatement is never ideal, measuring both the quantitative and qualitative impacts to the respective periods is keenly important. Quantitatively, our restatement analysis shows ultimate impacts of 7.6 percent, 2.8 percent and 1.9 percent to net income for the 2018, 2019 and 2020 fiscal year ends, respectively. For 2018 and 2019, these were positive impacts or increases to net income, while 2020 was a slight decrease based upon the accounting treatment associated with the exercise and other passed adjustments. Since joining in 2018 from Enbridge Inc., this has been a great journey where we have seen continuous improvement and a raised bar and the team will continue in that fashion. Coming from a large cap company, DXP has many similarities as large cap enterprises. Kent, Stephen Wick, DXP’s Controller, and I have been working towards finding talent, providers and resources that match DXP.”

Kent Yee, CFO added, “As we move forward, file our restated Q1 and become current on Q2, we will continue to balance all stakeholder interests and work towards what is best for DXP and the continuous improvement path we have been on. DXP has always valued conservatism, accuracy and timeliness given the multiple stakeholders including customers, vendors, debt and equity investors, rating agencies and the like. DXP’s business and financial health has never been stronger and unfortunately in a scenario like this, conveying the DXP business investment thesis, viability, stability and opportunities can get lost. We have had 16 quarters of cash available on the balance sheet, a proven robust approach to capital structure management and solid execution on rebounding from COVID, while growing via acquisition. One of my favorite quotes and solace through this exercise has been from Warren Buffett - - ‘To be successful, you should concentrate on the world of companies, not arcane accounting mathematics’.”

David R. Little, Chairman and CEO remarked, “Kent, Gene and Stephen have done a great job in growing and improving the finance and accounting function at DXP. They have built an iron triangle around being strategic, operational and technical / GAAP focused, while not losing sight of our business goals and that we are running a business day-to-day. This exercise has more to do with historical non-cash accounting impacts and the past versus the future of DXP, our current accounting and finance group, and the path forward. We look forward to closing out the year and focusing on strategic priorities in 2022.”

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS (713(713) 996-47

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. These forward-looking statements include without limitation those about the Company’s expectations regarding the impact of and recovery from the COVID-19 pandemic and the impact of low commodity prices of oil and gas; the Company’s business, the Company’s future profitability, cash flow, liquidity, and growth. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, economic risks related to the impact of COVID-19, ability to manage changes and the continued health or availability of management personnel and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

NEWS RELEASE CONTACT: Kent Yee Senior Vice President, CFO www.dxpe.com THE INDUSTRIAL DISTRIBUTION EXPERTS (713(713) 996-47

The following table presents the impact of the restatement adjustments on the Company’s previously reported 2020, 2019 and 2018 results on a condensed basis:

	For the Year Ended December 31,
	2020		2019		2018
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
STATEMENT(S) OF INCOME
Sales	$1,005,266	$1,005,266	$1,267,189	$1,264,851	$1,216,197	$1,218,709
Cost of sales	725,997	728,070	919,965	915,062	883,989	882,866
Gross profit	279,269	277,196	347,224	349,789	332,208	335,843
Selling, general and administrative costs	246,256	244,981	281,102	282,377	263,757	263,757
Income (loss) before income taxes	(47,515)	(48,313)	46,669	47,959	48,706	52,341
Provision (benefit) for income taxes	(18,441)	(18,696)	10,894	11,194	13,185	14,107
Net (loss) income attributable to common shareholders	$(28,816)	$(29,359)	$35,945	$36,935	$35,542	$38,255

Basic earnings (loss) per share	$(1.62)	$(1.65)	$2.04	$2.10	$2.02	$2.18

Diluted earnings (loss) per share	$(1.62)	$(1.65)	$1.96	$2.01	$1.94	$2.08